Exhibit 99.1

Bogota Financial Corp. Reports Results for the

Three and Twelve Months Ended December 31, 2023

NEWS PROVIDED BY

Bogota Financial Corp.

Teaneck, New Jersey, February 6, 2024 – Bogota Financial Corp. (NASDAQ: BSBK) (the “Company”), the holding company for Bogota Savings Bank (the “Bank”), reported net loss for the three months ended December 31, 2023 of $1.2 million or ($0.09) per basic and diluted share, compared to net income of $1.9 million or $0.14 per basic and diluted share for the comparable prior year period. The Company reported net income for the twelve months ended December 31, 2023 of $643,000 or $0.05 per basic and diluted share compared to net income of $6.9 million, or $0.51 per basic and diluted share, for the prior year.

On May 24, 2023, the Company announced it had received regulatory approval for the repurchase of up to 249,920 shares of its common stock, which was approximately 5% of its then outstanding common stock (excluding shares held by Bogota Financial, MHC). As of December 31, 2023, 216,837 shares have been repurchased under this program at a cost of $1.6 million.

Other Financial Highlights:

•

Total assets decreased $11.8 million, or 1.2%, to $939.3 million at December 31, 2023 from $951.1 million at December 31, 2022, due to a decrease in loans and securities, offset by an increase in cash and cash equivalents.

•	Cash and cash equivalents increased $8.1 million, or 48.0%, to $24.9 million at December 31, 2023 from $16.8 million at December 31, 2022.

•	Securities decreased $21.0 million, or 12.9%, to $141.5 million at December 31, 2023 from $162.5 million at December 31, 2022.

•	Net loans decreased $4.3 million, or 0.6%, to $714.7 million at December 31, 2023 from $719.0 million at December 31, 2022.

•

Total deposits at December 31, 2023 were $625.3 million, decreasing $76.1 million, or 10.8%, as compared to $701.4 million at December 31, 2022, primarily due to a $76.7 million decrease in non-interest-bearing deposits, checking, savings and money market accounts, offset by a $682,000 increase in certificates of deposit. The average rate on deposits increased 200 basis points to 2.85% for 2023 from 0.85% for 2022 due to higher interest rates and a larger percentage of deposits consisting of higher-costing certificates of deposit.

•	Federal Home Loan Bank advances increased $65.4 million, or 63.9% to $167.7 million at December 31, 2023 from $102.3 million as of December 31, 2022.

•	Return on average assets was 0.07% for the twelve-month period ended December 31, 2023 compared to 0.77% for twelve-month period ended December 31, 2022.

•	Return on average equity was 0.46% for the twelve-month period ended December 31, 2023 compared to 4.76% for the twelve-month period ended December 31, 2022.

•

Upon adoption of the CECL method of calculating the allowance for credit losses on January 1, 2023, the Bank recorded a one-time decrease, net of tax, in retained earnings of $220,000, an increase to the allowance for credit losses of $157,000 and an increase in the reserve for unfunded liabilities of $152,000.

Kevin Pace, President and Chief Executive Officer, said “Elevated interest rates have continued to negatively impact funding costs and our net interest margin. Our credit quality remains strong and our net interest margin compression is stabilizing. While the financial results for 2023 were disappointing, we are diligently implementing our strategic plan and taking the necessary steps to improve performance. We realized some significant one-time expenses in the 4th quarter of 2023 that will not impact the Bank going forward. Despite the challenges presented by the economic landscape, we continue to remain positive and resilient with our ability to navigate uncertainties. Growth remains a key focus as we remain committed to delivering value to our shareholders and customers.”

“The Bank recently embarked on an exciting journey becoming the official sponsor of the Fairleigh Dickinson University Men’s basketball program that achieved great success in last years’ NCAA tournament. The team now plays in the newly named Bogota Savings Bank Center. We are enthusiastic that this partnership will help grow the Bank brand and have a positive impact on our community. Our new branch in Upper Saddle River, New Jersey, is nearing completion with an anticipated opening in March 2024.”

Mr. Pace further stated, “I would like to express my gratitude to our talented team, whose unwavering dedication and hard work have been instrumental in our success. We look forward to building on this momentum, embracing new opportunities, and delivering sustained value to all our stakeholders in the years ahead.”

Income Statement Analysis

Comparison of Operating Results for the Three Months Ended December 31, 2023 and December 31, 2022

Net income decreased by $3.1 million, or 161.9%, to a net loss of $1.2 million for the three months ended December 31, 2023 from net income of $1.9 million for the three months ended December 31, 2022. This decrease was primarily due to a decrease of $3.1 million in net interest income and a $1.4 million increase in non-interest expense, partially offset by a decrease of $150,000 in the provision for credit losses and a decrease of $1.3 million in income tax expense.

Interest income increased $585,000, or 6.5%, from $9.0 million for the three months ended December 31, 2022 to $9.6 million for the three months ended December 31, 2023 due to higher yields on interest-earning assets.

Interest income on cash and cash equivalents increased $115,000, or 383.3%, to $145,000 for the three months ended December 31, 2023 from $30,000 for the three months ended December 31, 2022 due a 210 basis point increase in the average yield from 3.98% for the three months ended December 31, 2022 to 6.08% for the three months ended December 31, 2023 due to the higher interest rate environment. The increase was also due to a $6.5 million increase in the average balance to $9.4 million for the three months ended December 31, 2023 from $3.0 million for the three months ended December 31, 2022, reflecting the increase of liquidity due to lower loan originations.

Interest income on loans increased $363,000, or 4.6%, to $8.2 million for the three months ended December 31, 2023 compared to $7.9 million for the three months ended December 31, 2022 due primarily to 22 basis point increase in the average yield from 4.35% for the three months ended December 31, 2022 to 4.57% for the three months ended December 31, 2023, offset by a $2.7 million decrease in the average balance to $714.4 million for the three months ended December 31, 2023 from $717.1 million for the three months ended December 31, 2022 and a $348,000 reserve for nonaccrual interest on a delinquent construction loan.

Interest income on securities increased $61,000, or 6.2%, to $1.0 million for the three months ended December 31, 2023 from $980,000 for the three months ended December 31, 2022 primarily due to a 78 basis point increase in the average yield from 2.34% for the three months ended December 31, 2022 to 3.12% for the three months ended December 31, 2023, offset by a $34.5 million decrease in the average balance to $133.2 million for the three months ended December 31, 2023 from $167.7 million for the three months ended December 31, 2022.

Interest expense increased $3.7 million, or 125.4%, from $2.9 million for the three months ended December 31, 2022 to $6.6 million for the three months ended December 31, 2023 due to higher costs on interest-bearing liabilities, offset by a decrease in the average balance of interest-bearing liabilities.

Interest expense on interest-bearing deposits increased $3.1 million, or 140.5%, to $5.2 million for the three months ended December 31, 2023 from $2.2 million for the three months ended December 31, 2022. The increase was due to a 207 basis point increase in the average cost of deposits to 3.41% for the three months ended December 31, 2023 from 1.34% for the three months ended December 31, 2022. The increase in the average cost of deposits was due to the higher interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit increased $29.0 million to $497.1 million for the three months ended December 31, 2023 from $468.1 million for the three months ended December 31, 2022 while NOW and money market accounts and savings accounts decreased $54.6 million and $12.2 million for the three months ended December 31, 2023, respectively, compared to the three months ended December 31, 2022.

Interest expense on Federal Home Loan Bank borrowings increased $623,000, or 82.1%, from $759,000 for the three months ended December 30, 2022 to $1.4 million for the three months ended December 31, 2023. The increase was due to an increase in the average cost of 152 basis points to 3.99% for the three months ended December 31, 2023 from 2.47% for the three months ended December 31, 2022 due to the new borrowings at higher rates. The increase was also due to an increase in the average balance of borrowings of $15.5 million to $137.4 million for the three months ended December 31, 2023 from $122.0 million for the three months ended December 31, 2022.

Net interest income decreased $3.1 million, or 51.4%, to $2.9 million for the three months ended December 31, 2023 from $6.0 million for the three months ended December 31, 2022. The decrease reflected a 159 basis point decrease in our net interest rate spread to 0.88% for the three months ended December 31, 2023 from 2.47% for the three months ended December 31, 2022. Our net interest margin decreased 133 basis points to 1.35% for the three months ended December 31, 2023 from 2.68% for the three months ended December 31, 2022.

We recorded no provision for credit losses for the three months ended December 31, 2023 compared to a $150,000 provision for loan losses for the three-month period ended December 31, 2022. The absence of a provision in the fourth quarter of 2023 reflects the decrease in the loan portfolio.

Non-interest income increased by $27,000, or 10.4%, to $283,000 for the three months ended December 31, 2023 from $256,000 for the three months ended December 31, 2022. Bank-owned life insurance income increased $23,000, or 12.5%, due higher balances during 2023.

For the three months ended December 31, 2023, non-interest expense increased $1.4 million, or 40.9%, over the comparable 2022 period. Salaries and employee benefits increased $895,000, or 40.9%, due to an accrual of a severance contract for the retirement of the previous President. Professional Fees increased $162,000, or 186.5% due to higher legal costs. FDIC insurance premiums increased $40,000, or 69.3%, due to a higher assessment rate in 2023. Data processing expense increased $39,000, or 18.3%, due to higher processing costs. Director fees decreased $51,000, or 26.6%, due to lower pension expense. The decrease in advertising expense of $29,000, or 23.1%, was due to reduced promotions for branch locations and less promotions on deposit and loan products. Other expense increased $376,000, or 128.9%, due to a pending fraud claim that is under review with the insurance company.

Income tax expense decreased $1.3 million, or 174.8%, to a benefit of $548,000 for the three months ended December 31, 2023 from a $732,000 expense for the three months ended December 31, 2022. The decrease was due to $4.4 million of lower taxable income.

Comparison of Operating Results for the Twelve Months Ended December 31, 2023 and December 31, 2022

Net income decreased by $6.2 million, or 90.7%, to $643,000 for the twelve months ended December 31, 2023 from $6.9 million for the twelve months ended December 31, 2022. This decrease was primarily due to a decrease of $8.1 million in net interest income, and an increase of $1.5 million in non-interest expense, offset by a decrease of $550,000 in the provision for credit losses and a decrease of $2.8 million in income tax expense.

Interest income increased $6.9 million, or 22.8%, from $30.3 million for the twelve months ended December 31, 2022 to $37.3 million for the twelve months ended December 31, 2023 due to increases in the average balances of and higher yields on interest-earning assets.

Interest income on cash and cash equivalents increased $451,000, or 385.5%, to $568,000 for the twelve months ended December 31, 2023 from $117,000 for the twelve months ended December 31, 2022 due a 476 basis point increase in the average yield from 0.47% for the twelve months ended December 31, 2022 to 5.23% for the twelve months ended December 31, 2023 due to the higher interest rate environment. This was offset by a $14.2 million decrease in the average balance to $10.9 million for the twelve months ended December 31, 2023 from $25.0 million for the twelve months ended December 31, 2022, reflecting the use of excess liquidity to fund loan originations.

Interest income on loans increased $5.8 million, or 22.0%, to $32.0 million for the twelve months ended December 31, 2023 compared to $26.3 million for the twelve months ended December 31, 2022 due primarily to a $75.1 million increase in the average balance to $713.8 million for the twelve months ended December 31, 2023 from $638.7 million for the twelve months ended December 31, 2022 and a 38 basis point increase in the average yield from 4.11% for the twelve months ended December 31, 2022 to 4.49% for the twelve months ended December 31, 2023. The increase was offset by a $1.2 million reserve for nonaccrual interest on a delinquent construction loan.

Interest income on securities increased $484,000, or 13.2%, to $4.2 million for the twelve months ended December 31, 2023 from $3.7 million for the twelve months ended December 31, 2022 due primarily to a 68 basis point increase in the average yield from 2.19% for the twelve months ended December 31, 2022 to 2.87% for the twelve months ended December 31, 2023. The increase was offset by a $23.1 million decrease in the average balance of securities to $144.9 million for the twelve months ended December 31, 2023 from $168.0 million for the twelve months ended December 31, 2022.

Interest expense increased $15.0 million, or 206.9%, from $7.3 million for the twelve months ended December 31, 2022 to $22.3 million for the twelve months ended December 31, 2023 due to increases in the average balance of and higher costs on interest-bearing liabilities.

Interest expense on interest-bearing deposits increased $12.9 million, or 252.9%, to $18.0 million for the twelve months ended December 31, 2023 from $5.1 million for the twelve months ended December 31, 2022. The increase was due to a 200 basis point increase in the average cost of interest-bearing deposits to 2.85% for the twelve months ended December 31, 2023 from 0.85% for the twelve months ended December 31, 2022. The increase in the average cost of deposits was due to the higher interest rate environment and a change in the composition of the deposit portfolio. The average balances of certificates of deposit increased $103.5 million to $498.1 million for the twelve months ended December 31, 2023 from $394.6 million for the twelve months ended December 31, 2022 while NOW and money market accounts and savings accounts decreased $54.8 million and $14.3 million for the twelve months ended December 31, 2023, respectively, compared to the twelve months ended December 31, 2022.

Interest expense on Federal Home Loan Bank borrowings increased $2.1 million, or 98.1%, from $2.2 million for the twelve months ended December 31, 2022 to $4.3 million for the twelve months ended December 31, 2023. The increase was due to an increase in the average cost of 156 basis points to 3.67% for the twelve months ended December 31, 2023 from 2.11% for the twelve months ended December 31, 2022 due to the new borrowings at higher rates. The increase was also due to an increase in the average balance of borrowings of $14.4 million to $116.8 million for the twelve months ended December 31, 2023 from $102.5 million for the twelve months ended December 31, 2022. Cash flow hedges used to manage interest rate risk totaled $20.0 million at December 31, 2023. During the twelve months ended December 31, 2023, the use of the cash flow hedges reduced the interest expense on the Federal Home Loan Bank advances by $364,000.

Net interest income decreased $8.1 million, or 35.1%, to $15.0 million for the twelve months ended December 31, 2023 from $23.1 million for the twelve months ended December 31, 2022. The increase reflected a 130 basis point decrease in our net interest rate spread to 1.28% for the twelve months ended December 31, 2023 from 2.58% for the twelve months ended December 31, 2022. Our net interest margin decreased 105 basis points to 1.71% for the twelve months ended December 31, 2023 from 2.76% for the twelve months ended December 31, 2022.

We recorded a $125,000 recovery of credit losses for the twelve months ended December 31, 2023 compared to a $425,000 provision for loan losses for the twelve-month period ended December 31, 2022. The Bank had a decrease in the loan portfolio as well as no charge-offs offset by increased delinquent and non-performing loans. As of January 1, 2023 the Bank adopted CECL and recorded a one-time adjustment of $157,000 to the allowance for credit losses.

Non-interest income increased by $15,000, or 1.4%. Gain on sale of loans decreased $58,000, or 66.2%, as loan originations were lower in 2023 due to the higher interest rate environment and the decision to slow loan production to preserve capital and liquidity. Other income decreased $41,000 or 25.1%. These decreases were more than offset by an increase in income from bank-owned life insurance of $87,000, or 12.5%, due to higher balances during 2023.

For the twelve months ended December 31, 2023, non-interest expense increased $1.5 million, or 10.3%, over 2022. Salaries and employee benefits increased $1.1 million, or 12.7%, due to an accrual of a severance contract for the retirement of the previous President and a higher employee count. Director fees decreased $181,000, or 22.6%, due to lower pension expense. Professional fees increased $115,000 or 21.1%, due to higher legal expense. FDIC insurance premiums increased $198,000, or 89.9%, due to a higher assessment rate in 2023. Data processing decreased $163,000, or 14.4%, due to the timing of invoices. Other expense increased $341,000, or 34.6%, due to a pending fraud claim that is under review with the insurance company.

Income taxes decreased $2.8 million, or 106.2%, to a benefit of $162,000 for the twelve months ended December 31, 2023 from $2.6 million expense for the twelve months ended December 31, 2022. The decrease was due to $9.0 million, or 94.9%, of lower taxable income. The effective tax rate for the twelve months ended December 31, 2023 and 2022 was (33.76%) and 27.55%, respectively.

Balance Sheet Analysis

Total assets were $939.3 million at December 31, 2023, representing a decrease of $11.8 million, or 1.2%, from December 31, 2022. Cash and cash equivalents increased $8.1 million during the period primarily due to loan payments received and proceeds from the call and maturity of securities. Net loans decreased $4.3 million, or 0.6%, due to $69.0 million in repayments, partially offset by new production of $64.7 million. Due to the interest rate environment, we have seen a decrease in demand for residential and construction loans, which have been primary drivers of our loan growth in recent periods. Securities held to maturity decreased $4.8 million, or 6.2%, and securities available for sale decreased $16.2 million or 19.1%, due to the repayments of mortgage-backed securities and maturities of corporate bonds.

Delinquent loans increased $11.1 million to $12.6 million, or 1.76% of total loans, at December 31, 2023. The increase was mostly due to one commercial construction loan (currently non-performing) located in Totowa New Jersey with a balance of $11.1 million with a loan to value ratio of 46%. During the same timeframe, non-performing assets increased to $12.8 million and were 1.36% of total assets at December 31, 2023. The Company’s allowance for credit losses was 0.39% of total loans and 21.81% of non-performing loans at December 31, 2023 compared to 0.36% of total loans and 136.3% of non-performing loans at December 31, 2022. The Bank does not have any exposure to commercial real estate loans secured by office space.

Total liabilities decreased $9.3 million, or 1.1%, to $802.2 million mainly due to a $76.1 million decrease in deposits, offset by a $65.4 million increase in borrowings. Total deposits decreased $76.1 million, or 10.8%, to $625.3 million at December 31, 2023 from $701.4 million at December 31, 2022. The decrease in deposits reflected decreases in NOW, money market and savings accounts, which decreased by $68.7 million from $170.2 million at December 31, 2022 to $101.5 million at December 31, 2023, offset by an increase in certificate of deposit accounts, which increased by $682,000 to $493.3 million from $492.6 million at December 31, 2022. At December 31, 2023, brokered deposits were $53.3 million or 8.5% of deposits and municipal deposits were $48.0 million or 7.7% of deposits. At December 31, 2023, uninsured deposits represented 8.4% of the Bank’s total deposits. Federal Home Loan Bank advances increased $65.4 million, or 63.9%, to fund loan growth and deposit outflows. Total borrowing capacity at the Federal Home Loan Bank is $308.2 million of which $167.7 million is advanced.

Total stockholders’ equity decreased $2.5 million to $137.2 million, due to increased accumulated other comprehensive loss for securities available for sale of $254,000 and the repurchase of 413,097 shares of stock during the period at a cost of $3.7 million, offset by net income of $643,000 for the twelve months ended December 31, 2023. At December 31, 2023, the Company’s ratio of average stockholders’ equity-to-total assets was 15.32%, compared to 15.61% at December 31, 2022.

About Bogota Financial Corp.

Bogota Financial Corp. is a Maryland corporation organized as the mid-tier holding company of Bogota Savings Bank and is the majority-owned subsidiary of Bogota Financial, MHC. Bogota Savings Bank is a New Jersey chartered stock savings bank that has served the banking needs of its customers in northern and central New Jersey since 1893. It operates from six offices located in Bogota, Hasbrouck Heights, Newark, Oak Ridge, Parsippany and Teaneck, New Jersey and operates a loan production office in Spring Lake, New Jersey.

Forward-Looking Statements

This press release contains certain forward-looking statements about the Company and the Bank. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures, changes in the interest rate environment, inflation, general economic conditions or conditions within the securities markets, potential recessionary conditions, real estate market values in the Bank’s lending area, changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio; changes in the quality of our loan and security portfolios, increases in non-performing and classified loans, monetary and fiscal policies of the U.S. Government including policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System, a failure in or breach of the Company’s operational or security systems or infrastructure, including cyberattacks, the failure to maintain current technologies, failure to retain or attract employees and legislative, accounting and regulatory changes that could adversely affect the business in which the Company and the Bank are engaged.

The Company undertakes no obligation to revise these forward-looking statements or to reflect events or circumstances after the date of this press release.

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION

(unaudited)

	2023	2022
ASSETS
Cash and due from banks	$13,567,115	$8,160,028
Interest-bearing deposits in other banks	11,362,356	8,680,889

Cash and cash equivalents	24,929,471	16,840,917

Securities available for sale	68,888,179	85,100,578
Securities held to maturity (fair value of $65,374,753 and $70,699,651 respectively)	72,656,179	77,427,309
Loans, net of allowance $2,785,949 and $2,578,174, respectively	714,688,635	719,025,762
Premises and equipment, net	7,687,387	7,884,335
Federal Home Loan Bank (“FHLB”) stock	8,616,100	5,490,900
Accrued interest receivable	3,932,785	3,966,651
Core deposit intangibles	206,116	267,272
Bank owned life insurance	30,987,851	30,206,325
Other assets	6,731,500	4,888,954

Total assets	$939,324,203	$951,099,003

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Deposits
Non-interest bearing	$30,554,842	$38,653,349
Interest bearing	594,792,300	662,758,100

	625,347,142	701,411,449

FHLB advances-short term	37,500,000	59,000,000
FHLB advances-long term	130,189,663	43,319,254
Advance payments by borrowers for taxes and insurance	2,733,709	3,174,661
Other liabilities	6,380,486	4,534,516

Total liabilities	802,151,000	811,439,880

Stockholders’ Equity
Preferred stock $0.01 par value 1,000,000 shares authorized, none issued and outstanding at December 31, 2023 and 2022	—	—
Common stock $0.01 par value, 30,000,000 shares authorized, 13,279,230 issued and outstanding at December 31, 2023 and 13,699,016 at December 31, 2022	132,792	136,989
Additional Paid-In capital	56,149,915	59,099,476
Retained earnings	92,177,068	91,756,673
Unearned ESOP shares (409,750 shares at December 31, 2023 and 436,945 shares at December 31, 2022)	(4,821,798)	(5,123,002)
Accumulated other comprehensive loss	(6,464,774)	(6,211,013)

Total stockholders’ equity	137,173,203	139,659,123

Total liabilities and stockholders’ equity	$939,324,203	$951,099,003

BOGOTA FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2023	2022	2023	2022
Interest income
Loans	$8,224,488	$7,860,684	$32,046,033	$26,264,486
Securities
Taxable	1,027,755	933,963	4,070,144	3,516,832
Tax-exempt	13,135	45,882	91,428	161,187
Other interest-earning assets	300,656	140,335	1,072,240	403,969

Total interest income	9,566,034	8,980,864	37,279,845	30,346,474

Interest expense
Deposits	5,245,865	2,180,832	18,023,772	5,106,517
FHLB advances	1,382,244	759,476	4,282,603	2,162,217

Total interest expense	6,628,109	2,940,308	22,306,375	7,268,734

Net interest income	2,937,925	6,040,556	14,973,470	23,077,740
Provision (credit) for loan losses	—	150,000	(125,000)	425,000

Net interest income after provision (credit) for credit losses	2,937,925	5,890,556	15,098,470	22,652,740

Non-interest income
Fees and service charges	47,382	42,848	206,763	179,734
Gain on sale of loans	—	—	29,375	86,913
Bank-owned life insurance	207,453	184,373	781,526	694,900
Other	27,711	28,801	121,371	162,126

Total non-interest income	282,546	256,022	1,139,035	1,123,673

Non-interest expense
Salaries and employee benefits	3,082,176	2,187,586	9,820,128	8,713,734
Occupancy and equipment	359,937	356,872	1,474,107	1,390,718
FDIC insurance assessment	98,525	58,210	418,215	220,210
Data processing	251,485	212,497	969,398	1,132,790
Advertising	95,681	124,424	465,064	492,859
Director fees	141,639	192,862	619,650	800,611
Professional fees	248,526	86,751	661,045	546,004
Other	668,220	291,903	1,329,520	988,081

Total non-interest expense	4,946,189	3,511,105	15,757,127	14,285,007

(Loss) income before income taxes	(1,725,718)	2,635,473	480,378	9,491,406
Income tax (benefit) expense	(547,958)	732,122	(162,157)	2,614,545

Net (loss) income	$(1,177,760)	$1,903,351	$642,535	$6,876,861

Earnings (loss) per Share - basic	$(0.09)	$0.14	$0.05	$0.51
Earnings (loss) per Share - diluted	$(0.09)	$0.14	$0.05	$0.51
Weighted average shares outstanding - basic	12,766,872	13,299,055	12,891,847	13,570,407
Weighted average shares outstanding - diluted	12,766,872	13,330,553	12,891,847	13,576,934

BOGOTA FINANCIAL CORP.

SELECTED RATIOS

(unaudited)

	At or For the Three Months Ended December 31,		At or For the Twelve Months Ended December 31,
	2023	2022	2023	2022
Performance Ratios (1):
(Loss) return on average assets (2)	(0.51)%	0.80%	0.07%	0.77%
(Loss) return on average equity (3)	(3.43)%	5.42%	0.46%	4.76%
Interest rate spread (4)	0.88%	2.47%	1.28%	2.58%
Net interest margin (5)	1.35%	2.68%	1.71%	2.76%
Efficiency ratio (6)	153.59%	55.76%	97.04%	59.03%
Average interest-earning assets to average interest-bearing liabilities	115.71%	116.23%	116.95%	119.60%
Net loans to deposits	114.29%	102.51%	114.29%	102.51%
Equity to assets (7)	14.94%	14.80%	14.89%	16.06%
Capital Ratios:
Tier 1 capital to average assets			15.24%	15.61%
Asset Quality Ratios:
Allowance for loan losses as a percent of total loans			0.39%	0.36%
Allowance for loan losses as a percent of non-performing loans			21.81%	136.32%
Net charge-offs to average outstanding loans during the period			0.00%	0.00%
Non-performing loans as a percent of total loans			1.79%	0.26%
Non-performing assets as a percent of total assets			1.36%	0.20%

(1)	Certain performance ratios for the three-months are annualized.
(2)	Represents net income divided by average total assets.
(3)	Represents net income divided by average stockholders’ equity.
(4)

Represents the difference between the weighted average yield on average interest-earning assets and the weighted average cost of average interest-bearing liabilities. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5%.

(5)

Represents net interest income as a percent of average interest-earning assets. Tax exempt income is reported on a tax equivalent basis using a combined federal and state marginal tax rate of 27.5% for 2023 and 2022.

(6)	Represents non-interest expenses divided by the sum of net interest income and non-interest income.
(7)	Represents average stockholders’ equity divided by average total assets.

LOANS

Loans are summarized as follows at December 31, 2023 and December 31, 2022:

	2023	2022
Real estate:
Residential First Mortgage	$456,647,592	$466,100,627
Commercial and Multi-Family Real Estate	175,443,080	162,338,669
Construction	49,302,040	61,825,478
Commercial & Industrial	6,658,370	1,684,189
Consumer:
Home equity and other	29,423,503	29,654,973

Total loans	717,474,585	721,603,936

Allowance for loan losses	(2,785,950)	(2,578,174)

	$714,688,635	$719,025,762

The following tables set forth the distribution of total deposit accounts, by account type, at the dates indicated (unaudited).

	At December 31,
	2023			2022
	Amount	Percent	Average Rate	Amount	Percent	Average Rate
	(Dollars in thousands)
Noninterest bearing demand accounts	$30,608	4.89%	—%	$38,653	5.52%	—%
NOW accounts	41,321	6.61	1.90	82,720	11.79	0.88
Money market accounts	14,622	2.34	0.30	30,037	4.28	0.32
Savings accounts	45,521	7.28	1.76	57,408	8.18	0.49
Certificates of deposit	493,275	78.88	4.00	492,593	70.23	2.37

Total	$625,347	100.00%	3.42%	$701,411	100.00%	1.82%

Average Balance Sheets and Related Yields and Rates

The following tables present information regarding average balances of assets and liabilities, the total dollar amounts of interest income and dividends from average interest-earning assets, the total dollar amounts of interest expense on average interest-bearing liabilities, and the resulting annualized average yields and costs. The yields and costs for the periods indicated are derived by dividing income or expense by the average balances of assets or liabilities, respectively, for the periods presented. Average balances have been calculated using daily balances. Nonaccrual loans are included in average balances only. Loan fees are included in interest income on loans and are not material.

	Three Months Ended December 31,
	2023			2022
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)
	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$9,433	$145	6.08%	$2,962	$30	3.98%
Loans	714,380	8,224	4.57%	717,096	7,861	4.35%
Securities	133,241	1,041	3.12%	167,708	980	2.34%
Other interest-earning assets	7,216	156	8.70%	6,327	110	6.99%

Total interest-earning assets	864,270	9,566	4.40%	894,093	8,981	3.99%
Non-interest-earning assets	56,543			53,969

Total assets	$920,813			$948,062

Liabilities and equity:
NOW and money market accounts	$67,510	$310	1.82%	$122,136	$177	0.57%
Savings accounts	44,855	205	1.81%	57,038	57	0.40%
Certificates of deposit	497,147	4,731	3.78%	468,138	1,947	1.65%

Total interest-bearing deposits	609,512	5,246	3.41%	647,312	2,181	1.34%
Federal Home Loan Bank advances (1)	137,445	1,382	3.99%	121,961	759	2.47%

Total interest-bearing liabilities	746,957	6,628	3.52%	769,273	2,940	1.52%

Non-interest-bearing deposits	34,835			36,105
Other non-interest-bearing liabilities	1,454			2,296

Total liabilities	783,246			807,674
Total equity	137,567			140,388

Total liabilities and equity	$920,813			$948,062

Net interest income		$2,938			$6,041

Interest rate spread (2)			0.88%			2.47%
Net interest margin (3)			1.35%			2.68%
Average interest-earning assets to average interest-bearing liabilities	115.71%			116.23%

1.

Cash flow hedges are used to manage interest rate risk. During the three months ended December 31, 2023, the net effect on interest expense on the Federal Home Loan Bank advances was a reduced expense of $110,000.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

	Twelve Months Ended December 31,
	2023			2022
	Average Balance	Interest and Dividends	Yield/ Cost (3)	Average Balance	Interest and Dividends	Yield/ Cost (3)
	(Dollars in thousands)
	(unaudited)
Assets:
Cash and cash equivalents	$10,868	$568	5.23%	$25,044	$117	0.47%
Loans	713,799	32,046	4.49%	638,679	26,264	4.11%
Securities	144,880	4,162	2.87%	167,987	3,678	2.19%
Other interest-earning assets	6,389	505	7.90%	5,677	288	5.05%

Total interest-earning assets	875,936	37,281	4.26%	837,387	30,347	3.62%
Non-interest-earning assets	54,925			52,525

Total assets	$930,861			$889,912

Liabilities and equity:
NOW and money market accounts	$85,663	$1,399	1.63%	$140,473	$787	0.56%
Savings accounts	48,351	580	1.20%	62,626	184	0.29%
Certificates of deposit	498,129	16,046	3.22%	394,593	4,136	1.05%

Total interest-bearing deposits	632,143	18,025	2.85%	597,692	5,107	0.85%
Federal Home Loan Bank advances (1)	116,816	4,283	3.67%	102,458	2,162	2.11%

Total interest-bearing liabilities	748,959	22,308	2.98%	700,150	7,269	1.04%

Non-interest-bearing deposits	38,636			41,501
Other non-interest-bearing liabilities	4,627			3,914

Total liabilities	792,222			745,565
Total equity	138,639			144,347

Total liabilities and equity	$930,861			$889,912

Net interest income		$14,973			$23,078

Interest rate spread (2)			1.28%			2.58%
Net interest margin (3)			1.71%			2.76%
Average interest-earning assets to average interest-bearing liabilities	116.95%			119.60%

1.

Cash flow hedges are used to manage interest rate risk. During the twelve months ended December 31, 2023, the net effect on interest expense on the Federal Home Loan Bank advances was a reduced expense of $364,000.

2.	Interest rate spread represents the difference between the weighted average yield on interest-earning assets and the weighted average cost of interest-bearing liabilities.
3.	Net interest margin represents net interest income divided by average total interest-earning assets.

Rate/Volume Analysis

The following table sets forth the effects of changing rates and volumes on net interest income. The rate column shows the effects attributable to changes in rate (changes in rate multiplied by prior volume). The volume column shows the effects attributable to changes in volume (changes in volume multiplied by prior rate). The net column represents the sum of the prior columns. Changes attributable to changes in both rate and volume that cannot be segregated have been allocated proportionally based on the changes due to rate and the changes due to volume.

	Three Months Ended December 31, 2023 Compared to Three Months Ended December 31, 2022			Twelve Months Ended December 31, 2023 Compared to Twelve Months Ended December 31, 2022
	Increase (Decrease) Due to			Increase (Decrease) Due to
	Volume	Rate	Net	Volume	Rate	Net
	(In thousands)
	(unaudited)
Interest income:
Cash and cash equivalents	$93	$22	$115	$(102)	$553	$451
Loans receivable	(195)	558	363	3,248	2,534	5,782
Securities	(975)	1,036	61	(554)	1,038	484
Other interest earning assets	17	29	46	39	178	217

Total interest-earning assets	(1,060)	1,645	585	2,631	4,303	6,934

Interest expense:
NOW and money market accounts	(495)	$628	$133	(406)	1,018	612
Savings accounts	(83)	231	148	(51)	447	396
Certificates of deposit	128	2,656	2,784	1,339	10,571	11,910
Federal Home Loan Bank advances	107	516	623	338	1,783	2,121

Total interest-bearing liabilities	(343)	4,031	3,688	1,220	13,819	15,039

Net increase (decrease) in net interest income	$(717)	$(2,386)	$(3,103)	$1,411	$(9,516)	$(8,105)

Contacts

Kevin Pace – President & CEO, 201-862-0660 ext. 1110